POPULAR, INC.

For additional information contact:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170, 917-679-3596

Or visit our website at http://www. popularinc.com

FOR IMMEDIATE RELEASE:

Popular, Inc. sells $220 million in new common shares

Offering to shareholders fully subscribed

December 21, San Juan, Puerto Rico - Popular, Inc. announced today that shareholders of record as of November 7, 2005 have fully subscribed for approximately $220 million in newly issued shares of common stock of the Corporation. The Corporation’s previously announced subscription rights offering expired at 5:00 p.m. on December 19, 2005.  This subscription, according to Richard L. Carrión, Chief Executive Officer and Chairman of the Board of Popular, is one of the largest public subscription rights offerings by a U.S. public company in recent years. The Corporation’s previous subscription rights offering in 1992 resulted in the sale of $50 million of shares of common stock.

The Corporation also announced that because the subscription rights offering was fully subscribed, an underwritten offering to the public will not be necessary.  “We are very pleased with this outcome. The stockholder response to this rights offering evidences the trust they have in the Corporation and their long term view. We will work tirelessly to continue deserving that trust,” said Carrión.

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America.

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